UNITED STATES
SECURITIES AND EXCHANGE COMMISSSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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 FIRST RELIANCE BANCSHARES, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FIRST RELIANCE BANCSHARES, INC.
2170 W. Palmetto Street
Florence, South Carolina 29501
(843) 656-5000

April 22, 2008

To the Shareholders of First Reliance Bancshares, Inc.:

You are cordially invited to attend the annual meeting of shareholders of First Reliance Bancshares, Inc. (the “Company”) to be held at the First Reliance Bank - Learning Center, 2148 West Palmetto Street in Florence, South Carolina, on Thursday, June 19, 2008 at 4:00 p.m.

The attached notice of the annual meeting and proxy statement describes the formal business to be transacted at the meeting. We will also report on our operations during the past year and during the first quarter of fiscal year 2008, as well as our plans for the future.

A copy of our annual report, which contains information on our operations and financial performance as well as our audited financial statements, is also included with this proxy statement.

We cannot take any action at the meeting unless the holders of a majority of the outstanding shares of common stock of the Company are represented, either in person or by proxy. Therefore, whether or not you plan to attend the meeting, please mark, date, and sign the enclosed proxy card, and return it to the Company in the envelope provided as soon as possible.

Returning the proxy card will not deprive you of your right to attend the meeting and vote your shares in person. You may revoke your proxy at any time before the proxy is exercised.

I sincerely hope that you will be able to attend the meeting, and I look forward to seeing you.

Sincerely,

/s/ F. R. Saunders, Jr.
F. R. Saunders, Jr.
President and Chief Executive Officer

FIRST RELIANCE BANCSHARES, INC.
2170 W. Palmetto Street
Florence, South Carolina 29501
(843) 656-5000

NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD JUNE 19, 2008

To the Shareholders of First Reliance Bancshares, Inc.:

The Annual Meeting of Shareholders of First Reliance Bancshares, Inc. will be held on Thursday, June 19, 2008 at 4:00 p.m. at the First Reliance Bank - Learning Center, 2148 West Palmetto Street in Florence, South Carolina, for the following purposes:

(1)	Elect Directors. To elect three (3) persons to serve as Class A Directors until the 2011 Annual Meeting of Shareholders and until their successors have been elected and qualified.

(2)	Other Business. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

The enclosed Proxy Statement explains these proposals in greater detail. We urge you to review these materials carefully.

The Board of Directors has fixed the close of business on April 15, 2008, as the record date for determining the shareholders who are entitled to notice of and to vote at the meeting.

We hope that you will be able to attend the meeting. We ask, however, whether or not you plan to attend the meeting, that you mark, date, sign, and return the enclosed proxy card as soon as possible. Promptly returning your proxy card will help ensure the greatest number of shareholders are present whether in person or by proxy.

If you attend the meeting in person, you may revoke your proxy at the meeting and vote your shares in person. You may revoke your proxy at any time before the proxy is exercised.

By Order of the Board of Directors,

/s/ F. R. Saunders, Jr.
F. R. Saunders, Jr.
President and Chief Executive Officer

April 22, 2008

FIRST RELIANCE BANCSHARES, INC.
2170 W. Palmetto Street
Florence, South Carolina 29501
(843) 656-5000
__________________________________________________________

PROXY STATEMENT FOR 2008 ANNUAL MEETING
__________________________________________________________

INTRODUCTION

Time and Place of the Meeting

The Board of Directors of First Reliance Bancshares, Inc. (the “Company”) is furnishing this proxy statement in connection with its solicitation of proxies for use at the annual meeting of shareholders to be held on Thursday, June 19, 2008 at 4:00 p.m. at the First Reliance Bank – Learning Center, 2148 West Palmetto Street in Florence, South Carolina and at any adjournments of the meeting.

Record Date and Mail Date

The close of business on April 15, 2008 is the record date for the determination of shareholders entitled to notice of and to vote at the meeting. We first mailed this proxy statement and the accompanying proxy card to shareholders on or about April 29, 2008.

Number of Shares Outstanding

As of the close of business on the record date, the Company had 20,000,000 shares of common stock, $0.01 par value, authorized, of which 3,513,324 shares were issued and outstanding. Each issued and outstanding share is entitled to one vote on all matters presented at the meeting.

VOTING AT THE ANNUAL MEETING

Proposals to Be Considered

Shareholders will be asked to elect three (3) persons to serve as Class A Directors for a three-year term, until the 2011 Annual Meeting of Shareholders and until their successors have been elected and qualified. This proposal is further described in this proxy statement. The Board of Directors recommends that you vote for approval of this proposal.

Shareholders may also be asked to vote on other matters, if any, properly brought before the shareholders at the annual meeting.

Procedures for Voting by Proxy

If you properly sign, return and do not revoke your proxy, the persons appointed as proxies, who are Leonard A. Hoogenboom and F. R. Saunders, Jr., will vote your shares according to the instructions you have specified on the proxy card. If you sign and return your proxy card but do not specify how the persons appointed as proxies are to vote your shares, your proxy will be voted for the election of the nominated directors and in the best judgment of the persons appointed as proxies as to all other matters properly brought before the meeting. If any nominee for election to the Board of Directors named in this proxy statement becomes unavailable for election for any reason, the proxy will be voted for a substitute nominee selected by the Board of Directors.

You can revoke your proxy at any time before it is voted by delivering to F. R. Saunders, Jr., President and Chief Executive Officer of the Company, at the main office of the Company, either a written revocation of the proxy or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

Requirements for Shareholder Approval

Quorum. A quorum will be present at the meeting if a majority of the outstanding shares of common stock are represented in person or by valid proxy. We will count abstentions and broker non-votes, which are described below, in determining whether a quorum exists.

Abstentions. A shareholder who is present in person or by proxy at the annual meeting and who abstains from voting on any or all proposals will be included in the number of shareholders present at the annual meeting for the purpose of determining the presence of a quorum. Abstentions do not count as votes in favor of or against a given proposal unless the proposal being voted upon requires the affirmative vote of at least a specific percentage of the shares outstanding and entitled to vote. In such a case, abstentions will count as votes against the proposal.

Broker Non-Votes. Brokers who hold shares for the accounts of their clients may vote these shares either as directed by their clients or in their own discretion if permitted by the exchange or other organization of which they are members. Proxies for which brokers fail to vote on one or more proposals are referred to as “broker non-votes” with respect to the proposal(s) not voted upon. Broker non-votes are included in determining the presence of a quorum. A broker non-vote, however, does not count as a vote in favor of or against a particular proposal for which the broker has no discretionary voting authority unless the matter being voted upon requires the affirmative vote of at least a specific percentage of the shares outstanding and entitled to vote. In such a case, broker non-votes will count as votes against the proposal.

Approval Requirements. To be elected or ratified as a director, a director nominee must receive a plurality of the votes for his or her election as a director. As a result, if you withhold your vote as to one or more nominees, it will have no effect on the outcome of the election of the director for which you withheld your vote, unless you cast that vote for a competing nominee, if any.

Any other matter that may properly come before the annual meeting, requires more votes for than against the proposal being voted upon. Abstentions and broker non-votes will not be counted as votes against any proposal and therefore will have no effect on the outcome of the proposal.

SOLICITATION OF PROXIES

The Company will pay the cost of proxy solicitation. Our directors, officers and employees may, without additional compensation, solicit proxies by personal interview, telephone, fax, or otherwise. We will direct brokerage firms or other custodians, nominees or fiduciaries to forward our proxy solicitation material to the beneficial owners of common stock held of record by these institutions and will reimburse them for the reasonable out-of-pocket expenses they incur in connection with this process.

PROPOSAL: ELECTION OF DIRECTORS

Director Nominees

The Company’s Articles of Incorporation provide that the Board of Directors of the Company will be divided into three (3) classes – Class A, Class B and Class C – each of which is as nearly equal in number as possible. The directors in each class serve for staggered terms of three years each.

The Board of Directors recommends that the shareholders elect the persons identified below as nominees to the Board of Directors. The following table shows for each nominee: (a) his name; (b) his age at December 31, 2007; (c) how long he has been a director of the Company; (d) his position(s) with the Company; and (e) his principal occupation and business experience for the past five years. Except as otherwise indicated, each director has been engaged in his present principal occupation for more than five years.

CLASS A— DIRECTOR NOMINEES
(Nominated for a Three -Year Term Expiring 2011)

•
J. Munford Scott, Jr., age 62, has been a director of the Company and the Bank since January 18, 2007. Mr. Scott serves as special counsel for the law firm Turner Padget Graham & Leahy, PA., a position he has held since December 1, 2006. Prior to that date, he was the senior attorney and owner of Scott & Associates P.C. Attorneys at Law for over twenty years.

•
F. R. Saunders, Jr., age 47, has been (i) President, Chief Executive Officer and a director of the Bank since August 16, 1999; (ii) a director of the Company since April 12, 2001; and (iii) President and Chief Executive Officer of the Company since April 18, 2001. Mr. Saunders was Senior Market Manager of the branch of Centura Bank in Florence, South Carolina from the time Centura Bank acquired Pee Dee State Bank by merger in March 1998 until November 1998, when he resigned to organize the Bank. Mr. Saunders was a Vice President and a director of Pee Dee State Bank from January 1990 until March 1998. Mr. Saunders is the brother of Paul C. Saunders, a director and Senior Vice President of the Company.

•
Leonard A. Hoogenboom, age 64, has been (i) Chairman of the Board and a director of the Bank since August 16, 1999 and (ii) Chairman of the Board and a director of the Company since April 12, 2001. Mr. Hoogenboom has been the owner and Chief Executive Officer of L. Hoogenboom CPA, a local CPA firm, since 1984. Mr. Hoogenboom has extensive local contacts and a wide variety of business experiences and community involvement.

Continuing Directors

The following two tables set forth, for each remaining director of the Company who’s term has not yet expired, the following: (a) his name; (b) his age at December 31, 2007; (c) how long he has been a director of the Company; (d) his position(s) with the Company; and (e) his principal occupation and business experience for the past five years. Except as otherwise indicated, each director has been engaged in his present principal occupation for more than five years.

CLASS B — CONTINUING DIRECTORS
(Term Expiring 2009)

•
Paul C. Saunders, age 46, has been (i) Senior Vice President and a director of the Bank since August 16, 1999; (ii) Senior Vice President and Assistant Secretary of the Company since April 18, 2001; and (iii) a director of the Company since April 12, 2001. Mr. Saunders was Financial Sales Officer of the branch of Centura Bank in Florence, South Carolina from the time Centura Bank acquired Pee Dee State Bank by merger in March 1998 until November 1998, when he resigned to organize the Bank. Mr. Saunders was a Vice President of Pee Dee State Bank from October 1987 until March 1998. Mr. Sanders is the brother of F. R. Saunders, Jr., a director and the President and Chief Executive Officer of the Company.

•
Andrew G. Kampiziones, age 76, has been a director of the Bank since August 16, 1999 and a director of the Company since April 12, 2001. Mr. Kampiziones has been the sole owner and President and Treasurer of Fairfax Development Corporation, a real estate development corporation, since December 1991. Mr. Kampiziones has also been a part-time professor at Francis Marion University since 1991 and a full-time teacher at Florence/Darlington Technical College since 1992.

•
Jeffrey A. Paolucci, age 38, has been (i) a director of the Company and the Bank since May 1, 2003 and (ii) Senior Vice President and Chief Financial Officer of the Company and the Bank since September 30, 2002. Prior to joining the Company and the Bank, Mr. Paolucci had been a bank examiner in the Columbia, South Carolina field office of the FDIC since 1993.

CLASS C — CONTINUING DIRECTORS
(Term Expiring 2010)

•
A. Dale Porter, age 57, has been (i) the Senior Branch Administrator since June 30, 2005; (ii) a director of the Bank since August 16, 1999; and (iii) a director of the Company since April 12, 2001. From April 1, 2004 to June 30, 2005, Mr. Mr. Porter served as the Senior Deposit Operations Manager for the Bank; from September 2002 to April 1, 2004, Mr. Porter served as Controller for the Bank; and from August 16, 1999 to September, 2002, Mr. Porter served as Executive Vice President, Chief Financial Officer and Secretary of the Bank. Prior to joining the Company and the Bank, Mr. Porter was Regional Support Specialist-Operational of the region of Centura Bank in South Carolina from the time Centura Bank acquired Pee Dee State Bank by merger in March 1998 until October 1998, when he resigned to organize the Bank. Mr. Porter was Cashier and a director of Pee Dee State Bank from January 1978 until March 1998 and was manager of data processing from February 1972 until January 1978.

•
John M. Jebaily, age 56, has been a director of the Bank since August 16, 1999 and a director of the Company since April 12, 2001. Mr. Jebaily has been self-employed as a real estate agent in Florence since 1977.

•
C. Dale Lusk, MD, age 49, has been a director of the Bank since August 16, 1999 and a director of the Company since April 12, 2001. Dr. Lusk has been in the private practice of OB/GYN since 1993. He is currently a partner/owner in Advance Women’s Care, a local OB/GYN practice.

•
A. Joe Willis, age 68, has been a director of the Bank since January 21, 2000 and a director of the Company since April 12, 2001. Dr. Willis has been the President of Willis Chiromed, a chiropractic practice, since 1964.

Retiring Director

Mr. T. Daniel Turner was an organizer and has served as a director of the Bank since 1999 and a director of the Company since 2001. Mr. Turner indicated to the Board that he would prefer not to seek re-election and he has no disagreement with the Company. The Company and its Board of Directors would like to thank Mr. Turner for his service.

Director Independence

The Board of Directors has determined that the following directors are independent pursuant to the independence standards of the Nasdaq Stock Market:

• Leonard A. Hoogenboom • John M. Jebaily • Andrew G. Kampiziones • C. Dale Lusk, MD	• J. Munford Scott, Jr. • T. Daniel Turner • A. Joe Willis

In determining that each director could exercise independent judgment in carrying out his or her responsibilities, the Board of Directors considered any transactions, relationships and arrangements between the Company or the Bank and the director and his family.

Board Meetings and Committees

In 2007, the Boards of Directors of the Company and the Bank held eleven joint meetings. During 2007, all incumbent directors attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the board on which the director served.

The Company does not have a formal policy regarding board member attendance at the annual meeting of shareholders; however, board members are encouraged to attend any and all shareholder meetings of the Company. Last year nine of our ten directors attended our annual meeting of shareholders.

Corporate Governance and Nominating Committee. The Company’s Corporate Governance and Nominating Committee consists of Leonard A. Hoogenboom, F. R. Saunders, Jr. and C. Dale Lusk. The committee met two times during 2007. The Corporate Governance and Nominating Committee has been formed by the Board of Directors to consider shareholders’ nominations of individuals to serve as directors of the Company in accordance with the Company’s Bylaws and the committee’s charter. As part of its responsibilities, the committee makes a recommendation regarding any suggested nominee to the entire Board of Directors for final determination and consideration. The Company’s and the Bank’s Board of Directors have not adopted a written charter for the Corporate Governance and Nominating Committee.

The Corporate Governance and Nominating Committee has not adopted a formal policy or process for identifying or evaluating nominees, but informally solicits and considers recommendations from a variety of sources, including other directors, members of the community, customers of the Bank and shareholders of the Company, and professionals in the financial services and other industries. Similarly, the committee does not prescribe any specific qualifications or skills that a nominee must possess, although it considers the potential nominee’s business experience; knowledge of the Company and the financial services industry; experience in serving as a director of the Company or another financial institution or public company generally; wisdom, integrity and analytical ability; familiarity with and participation in the communities served by the Company; commitment to and availability for service as a director; and any other factors the committee deems relevant.

The Corporate Governance and Nominating Committee will consider shareholder nominations for directors that are made in writing and delivered to the Company in accordance with the Company’s Bylaws. Generally, the Company’s Bylaws require that such notice be given at least 120 days before the one-year anniversary of the mailing date for the prior year’s proxy statement, which in our case would require that nominations be submitted prior to December 30, 2008 for next year’s annual meeting.

Additionally, the nomination must state, to the extent known to the nominating shareholder, the following information:

•
with respect to the nominee, all information regarding the nominee required to be disclosed in a solicitation of proxies for election of directors pursuant to Regulation 14A under the Securities and Exchange Act of 1934 (including the nominee’s written consent to be named in a proxy statement as a nominee and to serve as a director if elected);

•	any agreement or relationship between the nominee and the Company, its directors, officers, employees and independent auditors, as well as the nominating shareholder; and

•	the nominating shareholder’s name, address and number of shares owned.

Shareholder nominations not made in accordance with the Company’s nominating procedures may be disregarded by the chair of the meeting at which the election is to be held.

Audit Committee. The Company’s Audit Committee consists of Leonard A. Hoogenboom, Andrew G. Kampiziones, C. Dale Lusk and T. Daniel Turner. The committee met three times in 2007. The Audit Committee recommends to the Bank’s and the Company’s Board of Directors the independent public accountants to be selected to audit the Bank’s and the Company’s annual financial statements and determines that all audits and exams required by law are performed fully, properly and in a timely fashion. The Audit Committee also evaluates internal accounting controls, reviews the adequacy of the internal audit budget, personnel and audit plan. The Board has determined that Mr. Hoogenboom is an “audit committee financial expert” as that term is defined in SEC regulations. The Company’s and the Bank’s Board of Directors has not adopted a written charter for the Audit Committee.

The Audit Committee Report is found in the “Audit Committee Matters” section of this Proxy Statement.

Compensation Committee. The Company’s Compensation Committee consists of A. Joe Willis, Leonard A. Hoogenboom, J. Munford Scott, Jr., and T. Daniel Turner. The committee met six times in 2007. The primary purpose of the Compensation Committee is to aid the Board of Directors in discharging its responsibilities relating to the compensation of the Company’s executive officers, including the Chief Executive Officer. The committee has overall responsibility for evaluating and approving the Company’s compensation plans, policies and programs. The committee is also responsible for producing an annual report on executive compensation for inclusion in the Company’s proxy statement. The committee (i) reviews and determines the annual compensation, including salary, bonus, incentive and other compensation of the Chief Executive Officer (ii) approves corporate goals and objectives relevant to compensation of the Chief Executive Officer, (iii) evaluates performance in light of these goals and objectives, approves compensation in accordance therewith and provides a report thereon to the Board (iv) reviews and makes recommendations to the Board with respect to incentive based compensation plans and equity based plans, (v) establishes criteria for the terms of awards granted to participants under such plans, (vi) recommends to the Board the compensation for directors (including retainer, committee and committee chair fees, stock options and other similar items, as appropriate) (vii) establishes and approves policies on employment agreements, severance arrangements and change in control agreements and provisions, as well as any special supplemental benefits, and (viii) retains outside counsel and other advisors as the committee may deem appropriate in its sole discretion. The committee has the sole authority to approve related fees and retention terms.

The Company’s and the Bank’s Board of Directors has adopted a written charter for the Compensation Committee.  A copy of the Compensation Committee charter is available on our website, www.firstreliance.com.

Director Compensation

2007 Director Compensation Table

The following table shows the total fees paid to each of our directors for their service for 2007:

Name(1)	Fees earned or paid in cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Comp Earnings ($)	All Other Compensation(2) ($)	Total ($)
Mr. Hoogenboom	24,450	—	—	—	—	28,643	53,093
Mr. Jebaily	15,850	—	—	—	—	9,194	25,044
Mr. Kampiziones	12,850	—	—	—	—	9,194	22,044
Dr. Lusk	14,950	—	—	—	—	9,194	24,144
Mr. Porter (3)	13,750	—	—	—	—	9,194	22,944
Mr. Paul Saunders (4)	11,500	—	—	—	—	—	11,500
Mr. Scott	11,500	—	—	—	—	—	11,500
Mr. Turner	16,350	—	—	—	—	9,194	25,544
Dr. Willis	9,550	—	—	—	—	9,194	18,744

(1)	Messrs. Paolucci and F. R. Saunders, Jr. are also Named Executive Officers of the Company and their compensation as directors is reported in the Executive Compensation below.
(2)	Includes accruals in 2007 related to Director Retirement Agreements and the 2007 expense related to the company vehicle for Mr. Hoogenboom.
(3)
Mr. Porter also receives compensation for services provided as an employee (non-executive officer) of the Company. The table reports only the additional compensation that Mr. Porter receives for services provided as a director.

(4)
Mr. Paul Saunders also receives compensation for services provided as an executive officer of the Company. The table reports only the additional compensation that Mr. Saunders receives for services provided as a director.

Director Fees. In 2007, the Company paid its directors an annual retainer fee of $3,500 ($8,500 for the Chairman of the Board) and an annual board member fee of $2,750. Audit and Loan Committee members were paid $3,000 each for the year, with the respective Chairmen receiving an additional $3,000 as retainer. Finance and Compensation Committee members were paid $1,500 each for the year, with the respective Chairmen receiving an additional $1,500 as retainer. Members of other committees were paid $300 per meeting attended. Director fees are paid to both management and non-management directors. A total of $158,550 was paid in director fees during 2007.

Director Retirement Agreements. On December 19, 2006, the Company entered into director retirement agreements with Messrs. Hoogenboom, Jebaily, Kampiziones, Lusk, Porter, Turner and Willis. Pursuant to the terms of the director retirement agreements, each director will be entitled to receive an annual benefit of $12,000 ($18,000 for Mr. Hoogenboom) if the director remains in active service to the Company for seven years from the effective date of the agreements. If a director terminates service to the Company prior to the vesting of his benefit under the director retirement agreements, the director is entitled to a lump sum cash payment equal to the accrued liability balance on the Company’s books. The Company also entered into Endorsement Split Dollar Agreements with Messrs. Hoogenboom, Jebaily, Kampiziones, Lusk, Porter and Turner, in connection with Bank Owned Life Insurance, whereby each director may name a beneficiary who will be entitled to receive the lesser of (i) $50,000 or (ii) the total death proceeds of the insurance policy less its cash surrender value.

Company Vehicle. In January 2006, the Company agreed to provide the Chairman of the Board with the use of a 2006 Cadillac Deville.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of December 31, 2007 by (1) each of our current directors and director nominees; (2) each of our named executive officers; (3) all of our present executive officers and directors as a group; and (4) each person or entity known to us to be the beneficial owner of more than five percent of our outstanding common stock, based on the most recent filings with the SEC and the information contained in those filings. Unless otherwise indicated, the address for each person included in the table is c/o First Reliance Bancshares, Inc., 2170 W. Palmetto Street, Florence, South Carolina 29501.

Name of Beneficial Owner	Number of Shares Beneficially Owned (1)	Percentage	Manner in which Shares are Beneficially Owned(2)
Directors:
Leonard A. Hoogenboom	21,185	*	Includes 2,440 shares held by his spouse and 480 shares held as custodian for two grandchildren.
John M. Jebaily	23,666	*
Andrew G. Kampiziones	14,500	*
C. Dale Lusk, MD	27,500	*
Jeffrey A. Paolucci	43,895	1.25%	Includes 874 shares of unvested restricted stock, 512 shares held by his spouse and 20,000 shares underlying vested options held by Mr. Paolucci.
A. Dale Porter	122,024	3.49%	Includes 245 shares held by his spouse.
F. R. Saunders, Jr.	219,773	6.10%	Includes 1,705 shares of unvested restricted stock, 850 shares held by Mr. Saunders’ children, 10,442 held by his spouse, and 110,371 shares underlying vested options held by Mr. Saunders.
Paul C. Saunders	207,351	5.73%	Includes 129 shares of unvested restricted stock, and 125,371 shares underlying vested options held by Mr. Saunders.
J. Munford Scott, Jr.	6,437	*	Includes 437 shares held by his spouse
T. Daniel Turner	84,500	2.42%	Includes 1,000 shares held as custodian for a grandchild.
A. Joe Willis	49,500	1.42%	Includes 49,300 shares held by his spouse.
Non-Director Named Executive Officers:
Thomas C. Ewart, Sr.	19,188	*	Includes 442 shares of unvested restricted stock and 5,205 shares underlying vested options held by Mr. Ewart.
All Current Directors and Executive Officers, as a Group (13 persons):	842,128	22.42%	Includes 260,947 underlying vested options held by reporting persons.
Other 5% Shareholders:
Service Capital Partners, LP, Service Capital Advisors, LLC, and Doris Wiley(3)	348,203	9.96%

* Represents less than 1%.

(1)
Information relating to beneficial ownership of our common stock is based upon “beneficial ownership” concepts described in the rules issued under the Securities Exchange Act of 1934, as amended. Under these rules a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose or to direct the disposition of the security. Under the rules, more than one person may be deemed to be a beneficial owner of the same securities. A person is also deemed to be a beneficial owner of any security as to which that person has the right to acquire beneficial ownership within sixty (60) days from December 31, 2007.

(2)	Some or all of the shares may be subject to margin accounts.

(3)	Address of principal business office is 1700 Pacific Avenue, Suite 2000, Dallas, Texas 75201.

EXECUTIVE OFFICERS

The following table shows for each executive officer of the Company: (a) his name; (b) his age at December 31, 2007; (c) how long he has been an officer of the Company; and (d) his positions with the Company and the Bank. Except as otherwise indicated, each executive officer has been engaged in his present principal occupation for more than five years.

Name (Age)	Officer Since	Position(s) with the Company and the Bank
Thomas C. Ewart, Sr. (58)	2003
Senior Vice President and Chief Banking Officer since January 1, 2006. Mr. Ewart served as the Bank’s Chief Credit Officer from April 28, 2003 until January 1, 2006. Prior to joining the Bank, Mr. Ewart had been an area executive with Carolina First Bank, formerly known as Anchor Bank, for approximately seven years.

Jess A. Nance (53)	2006
Senior Vice President and Chief Credit Officer since January 19, 2006; Senior Vice President, Credit Administration since November 2004. Prior to joining the Bank, Mr. Nance had been President and CEO of Florence National Bank since July 1998.

Jeffrey A. Paolucci (38)	2002
Director of the Company and the Bank since May 1, 2003, (ii) Senior Vice President and Chief Financial Officer of the Company and the Bank since September 30, 2002. Prior to joining the Company and the Bank, Mr. Paolucci had been a bank examiner in the Columbia, South Carolina field office of the FDIC since 1993.

F. R. Saunders, Jr. (47)	1999
President, Chief Executive Officer and a director of the Bank since August 16, 1999; a director of the Company since April 12, 2001; and President and Chief Executive Officer of the Company since April 18, 2001.

Paul C. Saunders (46)	1999
Senior Vice President and a director of the Bank since August 16, 1999; Senior Vice President and Assistant Secretary of the Company since April 18, 2001; and a director of the Company since April 12, 2001.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides certain summary information concerning the annual and long-term compensation paid or accrued by the Company and its subsidiaries to or on behalf of the Company’s Chief Executive Officer and the two other most highly compensated executive officers of the Company who earned over $100,000 in total compensation for 2007.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
F. R. Saunders, Jr. President and Chief Executive Officer	2007 2006	275,000 275,000	- 170,000	9,853 4,123	20,669 7,827	—	76,003 71,093	381,525 528,043

Jeffrey A. Paolucci Sr. Vice President and Chief Financial Officer	2007 2006	175,000 165,000	- 72,500	5,141 2,390	10,744 4,539	—	26,195 23,516	217,080 267,945

Thomas C. Ewart, Sr. Sr. Vice President and Chief Banking Officer	2007 2006	160,000 155,000	- 36,250	2,796 1,796	5,804 3,404	—	3,132 5,489	171,732 201,939

(1)	The assumptions made in the valuation of stock awards and option awards can be found in Note 16 to our financial statements.

F.R. Saunders, Jr. and Jeffrey A. Paolucci. On November 24, 2006, First Reliance Bancshares, Inc. and its wholly owned subsidiary, First Reliance Bank, entered into new employment agreements with F.R. Saunders, Jr., President and Chief Executive Officer of the Company and the Bank, and Jeffrey A. Paolucci, Senior Vice President and Chief Financial Officer of the Company and the Bank The Bank also entered salary continuation agreements with Messrs. Saunders and Paolucci.

Each of the employment agreements provides for an initial three year term, which is automatically extended at the end of each month for one additional month unless the Bank’s board of directors determines that the term will not be extended. Once the Bank’s board determines that the term will not be extended, the term is fixed at three years with no additional renewals. The employment agreements provided for an initial base salary for Mr. Saunders of $275,000 and for Mr. Paolucci of $165,000. Each executive’s salary is to be reviewed annually by the Company’s Board of Directors or the Board’s Compensation Committee, and will be increased to reflect cost of living increases and may be increased otherwise. As of December 31, 2007, Mr. Saunders’ and Mr. Paolucci’s annual base salaries had been increased to $275,000 and $175,000, respectively.

The employment agreements provide that the Company will reimburse the executive for disability insurance that he maintains and will pay an additional amount to the executive to cover any state or federal income taxes associated with such reimbursement. The Company will also pay any initiation and membership assessments and dues in civic and social clubs of the executive’s choice, although the executive remains responsible for personal expenses for use of such clubs. The agreement with Mr. Saunders also provides that the Company will provide the use of an automobile for business and personal use. The agreements with the executives also provide that the Company will maintain a long-term care insurance policy for each executive that will be fully paid up by the time the executive turns age 65.

If an executive is terminated without Cause or the executive terminates employment for Good Reason (as both terms are defined in the agreements), the executive is entitled to continue to receive for the unexpired term of his agreement (a) his base salary in effect at employment termination and (b) an annual bonus equal to the bonus earned for the calendar year ended immediately before the year in which the employment termination occurs. Additionally, the Company will continue to provide the executive with medical benefits and continue to reimburse the executive for his disability insurance (including amounts to cover income taxes) until the earliest of (a) the executive becoming employed by the Company or another entity; (b) the executive turning 65; (c) the executive’s death; or (d) the remaining term of the agreement. The Company will also continue to pay the premiums on the long-term care insurance until the policy for the executive is fully paid up. At the Company’s option, it may pay a lump sum equal to the discounted cost of medical, disability, and long-term care (if applicable) coverage in lieu of continuing those benefits.

If an executive is terminated for Cause or the executive terminates employment other than for Good Reason, the executive is entitled to receive his base salary through the effective date of termination and any other benefits to which the executive may be entitled under the Company’s benefit plans and policies in effect on the date of termination.

If the executive’s employment is terminated because of disability, the executive is entitled to receive his base salary through the effective date of termination, any unpaid bonus or incentive compensation due to the executive for the preceding calendar year, any payments the executive is entitled to receive under the Company’s disability insurance program, and any other benefits to which the executive may be entitled under the Company’s benefit plans and policies in effect on the date of termination. Additionally, the Company will continue to provide the executive with medical benefits and continue to reimburse the executive for his disability insurance (including the additional amounts to cover income taxes) until the earliest of (a) the executive becoming employed by the Company or another entity; (b) the executive turning 65; (c) the executive’s death; or (d) the remaining term of the agreement. For F.R. Saunders, Jr. and Jeffery A. Paolucci, the Company will also continue to pay the premiums on the long-term care insurance until the policy for the executive is fully paid up. At the Company’s option, it may pay a lump sum equal to the discounted cost of medical, disability, and long-term care (if applicable) coverage in lieu of continuing those benefits.

Upon a Change in Control (as that term is defined in the agreement) of the Company, the Company will pay the executive a lump-sum payment in cash equal to three times the executive’s annual compensation, consisting of base salary as of the date of the Change in Control plus any bonus or incentive compensation earned in the prior calendar year. In addition, the executive will become fully vested in any non-qualified plan, program or arrangement in which the executive participates if the plan, program or arrangement does not address the effect of a change in control.

The Company will further be obligated to make a “gross-up” payment to cover any excise tax obligations under Section 280G of the Internal Revenue Code for excess parachute payments that arise as a result of the employment agreement and any other plan or agreement that applies to the executive. This gross-up payment includes an initial amount to cover the excise tax that will apply to the excess parachute payments, as well as the income and excise taxes that apply to the payment of the initial amount.

The employment agreements also provide, for a period of one year after termination of employment, a covenant not to solicit employees and not to compete within a 15-mile radius of any office of the Company. These obligations survive any termination of the agreements, but are waived upon a Change in Control of the Company. The agreements provide for the reimbursement of legal fees, if any, paid by the executives for the enforcement of the employment agreements after a Change in Control. The employment agreements also allow the executive to select a law firm of his choice to represent him.

The salary continuation agreements provide that each executive will be entitled, upon reaching age 65, to an annual benefit for Mr. Saunders of $321,842 and for Mr. Paolucci of $225,308. If the executive is terminated for Cause, the executive will not be entitled to any benefit under the salary continuation agreement. In the event the executive’s employment is terminated (other than for Cause) prior to reaching age 65 (including by reason of disability), the executive is entitled to receive the amount that fully amortizes the accrued balance existing immediately before the month in which the separation of service occurs beginning at age 65 for 15 years. If the executive dies prior to payment of all benefits, the executive’s beneficiary is entitled to a lump sum in cash equal to the accrued balance existing at the executive’s death.

In the event of a Change in Control of the Company prior to the executive reaching 65 or other separation of service, each executive is entitled to a lump sum payment equal to the expected accrual balance at age 65, not discounted to present value, of $3,144,289 for Mr. Saunders and $2,201,184 for Mr. Paolucci. If the Change in Control occurs during the payment of normal retirement age benefits, early termination benefits or a disability benefits, the executive is entitled to a lump-sum payment of any remaining salary continuation benefit.

The Company will further be obligated to make a “gross-up” payment to cover any excise tax obligations under Section 280G of the Internal Revenue Code for excess parachute payments that arise as a result of the salary continuation agreement and any other plan or agreement that applies to the executive. This gross-up payment includes an initial amount to cover the excise tax that will apply to the excess parachute payments, as well as the income and excise taxes that apply to the payment of the initial amount.

The salary continuation agreements provide for the reimbursement of legal fees, if any, paid by the executives for the enforcement of the salary continuation agreements after a Change in Control. The salary continuation agreements also allow the executive to select a law firm of his choice to represent him.

If the executive dies before separation of service, the executive is entitled to any benefits under the Endorsement Split Dollar Agreement with that executive. The Endorsement Split Dollar Agreement provides the executive with a benefit equal to the death benefit under the life insurance policy or policies maintained by the Company on the life of the executive, less the cash surrender value of the policy or policies.

Thomas C. Ewart, Sr. has an employment agreement with the Bank providing for his employment by the Bank for a term of three years commencing on April 23, 2003, except that the agreement will be extended automatically for additional one-year periods unless a party gives the other party proper non-renewal notice. The employment agreement provides Mr. Ewart with an initial annual salary of $135,000, insurance coverage in the amount of at least two-times Mr. Ewart’s base salary, reimbursement of certain membership dues, a $25,000 unsecured line of credit, a secured $67,025 loan, stock options equal to at least $41,639 (which are subject to a pre-determined vesting schedule) and eligibility for annual bonus compensation to be set by the Bank.

Mr. Ewart’s employment agreement also provides that the Bank or Mr. Ewart may terminate the agreement at any time and for any reason. For a period of one-year after termination, Mr. Ewart will be subject to various non-solicitation and non-compete provisions of his agreement.

Outstanding Equity Awards at 2007 Fiscal Year End Table

The following table sets forth information at December 31, 2007, concerning outstanding awards previously granted to the Named Executive Officers.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
F.R. Saunders, Jr.	25,000	—		—	5.00	8/16/2009	559	(2)	3,039	—	—
	50,371	—		—	8.00	7/17/2013	1,146	(4)	12,262
	35,000	—		—	11.50	5/10/2015
	—	13,021	(1)	—	14.85	1/19/2016
	—	17,904	(3)	—	15.00	1/19/2017
Jeffrey A. Paolucci	10,000	—		—	8.32	8/15/2013	324	(2)	1,765	—	—
	10,000	—		—	11.50	10/01/2014	550	(4)	5,885
	—	7,552	(1)	—	14.85	1/19/2016
	—	8,594	(3)	—	15.00	1/19/2007
Thomas C. Ewart, Sr.	5,205	—		—	8.00	7/17/2013	244	(2)	1,327	—	—
	—	5,664	(1)	—	14.85	1/19/2016	200	(4)	2,140
	—	3,200	(3)	—	15.00	1/19/2017

(1)	Stock Appreciation Rights vest in five equal annual installments beginning on January 19, 2012.
(2)	Restricted Stock Grants vest in three equal annual installments beginning on January 19, 2007.
(3)	Stock Appreciation Rights vest in five equal annual installments beginning on March 28, 2013.
(4)	Restricted Stock Grants cliff vest at the end of three years on January 19, 2010.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires the Company’s directors and officers and persons who own beneficially more than 10% of the Company’s outstanding common stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in their ownership of the Company’s common stock. Directors, executive officers and greater than 10% shareholders are required to furnish the Company with copies of the forms they file. To our knowledge, based solely on a review of these reports and representations from our directors and officers, our directors and officers filed all reports required by Section 16(a), except Thomas Ewart, Jess Nance, Jeffrey Paolucci, F.R. Saunders, and Paul Saunders each filed one late report to describe grants of restricted stock and stock appreciation rights; John Jebaily filed one late report describing one transaction, Andrew G. Kampiziones filed one late report describing one transaction, Jess A. Nance filed two late reports describing two transactions, Dale Porter filed one late report describing one transaction, and J. Munford Scott, Jr. filed one late report describing his initial beneficial ownership.

RELATED PARTY TRANSACTIONS

The Company and the Bank have banking and other business transactions in the ordinary course of business with directors and officers of the Company and the Bank and their affiliates, including members of their families, corporations, partnerships or other organizations in which such directors and officers have a controlling interest. These transactions take place on substantially the same terms as those prevailing at the same time for comparable transactions with unrelated parties.

The Company recognizes that related party transactions can present potential or actual conflicts of interest and create the appearance that the Company’s decisions are based on considerations other than the Company’s and its shareholders’ best interests. Therefore, the Board of Directors has adopted the following practices and procedures with respect to related party transactions.

For the purpose of the procedures, a “related party transaction” is a transaction in which the Company or the Bank participates and in which any related party has a direct or indirect material interest, other than transactions available to all employees or customers generally.

Under the Company’s procedures, any related party transaction must be reported to the Board of Directors and may be consummated or may continue only (i) if the Board of Directors approves or ratifies such transaction and if the transaction is on terms comparable to those that could be obtained in arms’-length dealings with an unrelated third party, (ii) if the transaction involves compensation that has been approved by Compensation Committee, or (iii) if the transaction has been approved by the disinterested members of the Board of Directors. The Board of Directors may approve or ratify the related party transaction only if the Board determines that, under all of the circumstances, the transaction is in the best interests of the Company.

On March 24, 2005, the Bank successfully obtained land for future expansion of the corporate campus plan. First Reliance Bank, as tenant entered into a Lease Agreement with SP Financial, LLC, as landlord, which is a single asset limited liability company having as its only two members F. R. Saunders, Jr., and Jeffrey A. Paolucci, who are both corporate officers of the Bank and the Company. In addition, director John M. Jebaily received a brokerage commission on the initial purchase of the property by SP Financial, LLC. The Lease is for property located at 2211 West Palmetto Street, Florence, SC. The Lease is for a 39-year term and initial base rent is payable in $24,000 per month installments, plus taxes and other costs, subject to adjustment based upon various factors, including the commencement of improvements to the property or the change of control of the Bank. The Bank has a right of first refusal to purchase the property upon landlord’s proposed sale.

The Company has also approved the following related party transactions in which director John M. Jebaily received a benefit as a result of the Company’s transaction. During 2006, John M. Jebaily earned brokerage commissions totaling $12,500 on the sale of two parcels real estate on behalf of the Bank, and, brokerage commission totaling $36,000 on the Bank’s purchase of real estate. During 2007, Mr. Jebaily earned brokerage commissions totaling $48,000 on the Bank’s purchase of real estate, and $25,000 on the Bank’s lease of real property.

The Bank has employed certain employees who are related to the Company’s Executive Officers and/or Directors. These individuals are compensated in accordance with the Bank’s policies that apply to all employees.

From time to time, the Bank will make loans to the directors and officers of the Company and the Bank and their affiliates. None of these loans are currently on nonaccrual, past due, restructured or potential problem loans. All such loans were: (i) made in the ordinary course of business; (ii) made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Bank; and (iii) did not involve more than the normal risk of collectibility or present other unfavorable features.

AUDIT COMMITTEE MATTERS

Audit Committee Report

The Audit Committee is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls. Management is responsible for the Company’s internal controls and financial reporting process. The independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

The Audit Committee reports as follows with respect to the audit of the Company’s 2007 audited consolidated financial statements.

•	The Audit Committee has reviewed and discussed the Company’s 2007 audited consolidated financial statements with the Bank’s and the Company’s management;

•
The Audit Committee has discussed with the independent auditors, Elliott Davis, LLC, the matters required to be discussed by SAS 61, which include, among other items, matters related to the conduct of the audit of the Company’s consolidated financial statements;

•
The Audit Committee has received written disclosures and the letter from the independent auditors required by ISB Standard No. 1 (which relates to the auditors’ independence from the corporation and its related entities) and has discussed with the auditors the auditors’ independence from the Company and the Bank; and

•
Based on review and discussions of the Company’s 2007 audited consolidated financial statements with management and discussions with the independent auditors, the Audit Committee recommended to the Board of Directors that the Company’s 2007 audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K.

March 25, 2008	Audit Committee:	C. Dale Lusk
Andrew G. Kampiziones
Leonard A. Hoogenboom
T. Daniel Turner

Independent Registered Public Accounting Firm

The independent registered accounting firm of Elliott Davis, LLC served as the independent auditors for the Company for the year ended December 31, 2007, and have served as the Company’s independent auditors since January 2, 2003. A representative of Elliott Davis, LLC is expected to be present at the 2008 Annual Meeting of Shareholders and will be given the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions from shareholders.

Audit Fees

The following table shows the amounts paid by the Company to Elliott Davis, LLC for the last two fiscal years.

	2007	2006
Audit fees (1)	$72,925	$51,750
Audit-related fees (2)	-	750
Tax fees (3)	9,595	6,695
All other fees (4)	475	850
Total Fees	$82,995	$60,045

(1)
Audit fees consisted primarily of the audit of the Company’s annual consolidated financial statements and for reviews of the condensed consolidated financial statements included in the Company’s quarterly reports on Form 10-Q. These fees include amounts paid or expected to be paid for each respective year’s audit.

(2)	Audit-related fees consist primarily of limited consultations in assisting with the planning and documentation requirements for the Sarbanes-Oxley Act.

(3)
Tax fees represent the aggregate fees billed in each of the last two fiscal years for professional services rendered by Elliott Davis, LLC for preparation of federal and state income tax returns and assistance with tax estimates.

(4)	All other fees include preparation of Forms 5500.

The services provided by the Elliott Davis, LLC were pre-approved by the Audit Committee to the extent required under applicable law. The Audit Committee pre-approves all audit and allowable non-audit services, but does not have a specific pre-approval policy. The Audit Committee has determined that the rendering of non-audit professional services, as identified above, is compatible with maintaining the independence of the Company’s auditors.

SHAREHOLDER COMMUNICATIONS

Shareholder Proposals. To be included in the Company’s annual proxy statement, shareholder proposals not relating to the election of directors must also be received by the Company at least 120 days before the one-year anniversary of the mailing date for the prior year’s proxy statement. The Company’s Bylaws require that the shareholder’s proposal notice describe:

•	the proposal and the reason it is being brought before the meeting;

•	the shareholder’s name and address and the number of shares he or she beneficially owns; and

•	any material interest of the shareholder in the proposal.

SEC Rule 14a-8 provides additional information regarding the content and procedure applicable to the submission of shareholder proposals to be included in the Company’s 2008 proxy statement. To the fullest extent permitted by applicable law, the Board of Directors have the discretion to determine whether a shareholder’s proposal is a proper business matter. Accordingly, the Board may, if warranted under the circumstances, deny the shareholder’s request upon written notice to the shareholder stating its reason for such denial.

In order for a shareholder proposal to be considered at the 2008 annual meeting, notice of the proposal was required to be delivered to the Secretary of the Company on or before December 31, 2007. The Company did not receive notice of any shareholder proposals to be presented at the 2008 meeting.

Shareholder Communications. Shareholders wishing to communicate with the Board of Directors or with a particular director may do so in writing, addressed to the Board or to the particular director, and sending it to the Secretary of the Company at the Company’s principal office at 2170 W. Palmetto Street, Florence, South Carolina 29501. The Secretary will promptly forward such communications to the applicable director or to the Chairman of the Board for consideration at the next scheduled meeting.

Submission Deadline for Next Year’s Annual Meeting. To be included in the Company’s 2009 proxy statement, shareholder nominations and proposals submitted for consideration at the 2009 annual meeting of shareholders must be received by the Company no later than December 30, 2008. Generally, the proxyholder(s) disclosed in the Company’s proxy statement shall have the discretionary authority to vote upon any shareholder proposal not included in the Company’s proxy materials.

Florence, South Carolina
April 22, 2008

FIRST RELIANCE BANCSHARES, INC.
PROXY
SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON THURSDAY, JUNE 19, 2008

The undersigned hereby appoints Leonard A. Hoogenboom or F. R. Saunders, Jr., as proxies, each with the power to appoint his substitute, and hereby authorizes them or either of them to represent and to vote, as designated below, all of the Common Stock of First Reliance Bancshares, Inc. (the “Company”), which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on June 19, 2008 at the First Reliance Bank – Learning Center, 2148 West Palmetto Street in Florence, South Carolina, and at any adjournments thereof, upon the proposal described in the accompanying Notice of the Annual Meeting and the Proxy Statement relating to the Annual Meeting, receipt of which are hereby acknowledged.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL.

Proposal: To elect the three (3) persons listed below to serve as Class A Directors of the Company for a three-year term until the 2011 Annual Meeting of Shareholders and until their successors have been elected and qualified:

Class A Director Nominees:

• J. Munford Scott, Jr.	• F. R. Saunders, Jr.	• Leonard A. Hoogenboom

☐	FOR all nominees listed above	☐	WITHHOLD authority to vote
	(except as indicated below)		for all nominees listed above

INSTRUCTION: To cast a vote opposing the election of at least one but less than all of the nominees listed above, mark “FOR” above, and write the name of the nominee(s) for whom you are casting an opposing vote in this space: ___________________________________.

This proxy when properly executed will be voted in the manner directed by the undersigned shareholder. If no direction to the contrary is indicated, it will be voted for the above proposals. Discretionary authority is hereby conferred as to all other matters which may come before the Annual Meeting.

Signature(s) of Shareholder(s)
[INSERT LABEL INFORMATION HERE]
Name(s) of Shareholders(s)

Date: , 2008
(Be sure to date your Proxy)

Please mark, sign and date this Proxy, and return it in the enclosed pre-addressed envelope. No postage is necessary. If stock is held in the name of more than one person, all must sign. Signatures should correspond exactly with the name or names appearing on the stock certificate(s). When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

(Please check the applicable box)

I WILL ☐ WILL NOT ☐ BE ATTENDING THE ANNUAL SHAREHOLDERS MEETING.

PLEASE RETURN PROXY AS SOON AS POSSIBLE